Exhibit 10.57

VIA FEDERAL EXPRESS

January 9, 2009

Lanny H. Michael
20529 NE 126th Way
Woodinville, WA  98077

Re: Amended Separation Agreement

Dear Lanny:

This letter amends and supersedes the letter agreement dated and delivered to you on December 18, 2008 and sets forth the terms and conditions for your separation from Intermec, Inc. and its subsidiaries (the “Company”) (the “Agreement”).  If you accept this Agreement within the time specified in paragraph 16 and do not revoke the Agreement within the time specified in paragraph 17, the following terms and conditions will apply.

1.    Definitions

Capitalized terms not otherwise defined in this Agreement are defined in paragraph 25.

2.    Officer Status and Remaining Employment Period

As of the Effective Date (defined in paragraph 25(c)), you are no longer Chief Financial Officer of the Company and no longer one of the Company’s Section 16 reporting persons.  You will remain an employee of the Company from the Effective Date until December 28, 2008 (the “Separation Date”), at which time you will resign from all of your remaining offices and positions with the Company.

3.    Compensation and Benefits During Remaining Employment Period

During the period from the Effective Date through the Separation Date, you will receive your current base salary, less income tax withholding and other payroll deductions required by law or elected by you.  During the same period, unless otherwise addressed in this Agreement, you may continue to participate in and receive benefits under the Company’s standard employee benefit plans and programs in accordance with their respective terms.  However, if the terms of any such plan or program or applicable law precludes you from participating in any such plan, you will not be permitted to do so.  For example, the Company’s 401(k) plan (the Financial Security and Savings Program, or “FSSP”) does not permit contributions or benefits based on salary continuation pay, and you will no longer accrue benefits under that plan after the Effective Date.

During the period from the Effective Date through the Separation Date, you will not accrue any vacation pay or sick pay under the Company’s policies.  The Amended and Restated Change of Control Employment Agreement between you and the Company is terminated as of the Effective Date.

4.     Payment Due Following Separation

Provided that you sign and do not revoke the General Release of Additional Claims described in paragraph 19 and attached hereto as Exhibit B, on the date set forth below the Company will make the following payments to you:

a.	a severance payment of Three Hundred Sixty Three Thousand U.S. Dollars (US $363,000.00) less income tax withholding and other deductions required by law or elected by you; and

b.	an additional severance payment of Seventy Thousand U.S. Dollars (US $70,000.00) less income tax withholding and other deductions required by law or elected by you; and

c.
an additional payment of Twenty Two Thousand Seven Hundred and Fifty U.S. Dollars (US $22,750.00) less income tax withholding and other deductions required by law.  (This additional payment is intended to help cover the cost of COBRA coverage as described below and income taxes thereon.); and

d.	up to Fifteen Thousand U.S. Dollars (US $15,000.00) of executive outplacement services to be provided by a firm selected by and paid directly to the executive outplacement firm by the Company.

The payments described in this paragraph 4 will be made as soon as practicable after this Agreement becomes irrevocable pursuant to its terms and not later than January 26, 2009.  You acknowledge that the payments described in sections (b) and (c) of this paragraph 4 are over and above anything which Company may owe you.  You also acknowledge that the payments described in this paragraph 4 are in lieu of any severance pay for which you may be eligible under any Company severance, bonus or incentive compensation plan, program or policy.

5.    COBRA Coverage

Following the Separation Date, you will be notified of your right to elect the continuation of certain group health plan coverage in compliance with the federal law known as COBRA.  If you timely elect COBRA coverage for you and/or your eligible family members, you will be solely responsible for payment of the related premiums.

6.    Stock Options, Restricted Stock Units and Performance Share Units

Your outstanding vested and unvested Intermec stock options (“SOs”), restricted Intermec stock units (“RSUs”) and performance share units (“PSUs”) as of the Effective Date are summarized in Exhibit A to this Agreement.  The summary in Exhibit A is subject to and qualified by the terms of the relevant agreements and plan documents.  Your rights with respect to these vested and unvested SOs, RSUs and PSUs are set forth in the agreements in which the Company granted them to you.  The 20,000 RSUs granted to you in 2006 vested on the Separation Date and they will be paid to you at the time specified in the final section of paragraph 4 of this Agreement.

The SOs, RSUs and PSUs will continue to vest in accordance with those documents between the Effective Date and the Separation Date.  However, you will not receive any additional grants of SOs, RSUs or PSUs between the Effective Date and the Separation Date.

7.    Management Incentive Compensation Plan

You will not be eligible to receive a bonus payment (if any) under the Company’s Management Incentive Compensation Plan (MICP) for fiscal year 2008 or fiscal year 2009.

8.    Securities Trading

During the period from the Effective Date through the Separation Date, you will continue to be subject to the Company’s policies and procedures that preclude designated employees from directly or indirectly trading Intermec securities during prohibited “blackout” periods, and that require these employees to obtain a clearance before engaging in transactions at other times.  If the Separation Date occurs during a blackout period, you will continue to be subject to the blackout period until it ends.

9.    Reporting

You acknowledge and agree that information concerning the actual or anticipated compensation and other payments and benefits due to you under this Agreement must be properly reported by you and the Company to the appropriate governmental authorities.  You agree to cooperate with the Company in reporting that information to the appropriate authorities.

10.  Cooperation

After the Separation Date, you will cooperate and assist the Company in its prosecution or defense of litigation, claims, and Company or governmental investigations or audits if you have relevant information or may be a witness.  The Company will reimburse you for the reasonable expenses you incur due to such cooperation and assistance.

11.  Non-Competition

During the one (1) year period following the Separation Date you will not (except with the prior written consent of the Company) directly or indirectly: (a) engage in, be employed by, perform services for, participate in the ownership, management, control or operation of a Tier I Company or a Tier II Company or (b) engage in any other activity with a Tier I Company or a Tier II Company if that activity conflicts or interferes with the economic or business interests or contractual relationships of the Company or any subsidiary or affiliate thereof.

12.  Non-Solicitation

During the one (1) year period following the Separation Date, you will not directly or indirectly: (a) solicit or entice any employee of the Company, its subsidiaries or affiliates to terminate or reduce his or her employment with the Company, its subsidiaries or affiliates or (b) hire (as an employee, independent contractor or otherwise) on your own behalf or on behalf of another Person any employee of the Company, its subsidiaries or affiliates.

13.  Non-Disparagement

You and the Company agree that (i) the Company, its directors, officers and employees will not make any disparaging or derogatory remarks (whether oral or written) about you and (ii) you will not make any disparaging or derogatory remarks (whether oral or written) about the Company, its subsidiaries or affiliates or their officers, directors, employees or agents, make any other remark or statement (whether oral or written) or engage in any conduct that is detrimental to the businesses or reputations of those Persons.

This paragraph 13 is not intended to and does not prevent you or the Company from making truthful statements when required by law or order of a court or government agency of competent jurisdiction.  If you receive legal process requiring such statements, you will promptly notify the Company and cooperate with the Company in seeking a protective order or in taking other appropriate action with respect to such legal process.

14.  Confidentiality and Non-Use

You acknowledge and agree that information not generally known to the public that relates to the business, technology, customers, prospects, employees, finances, legal activities, plans, proposals, policies or practices of the Company, its subsidiaries or affiliates or of any third parties doing business with the Company is confidential information (“Confidential Information”) and the sole property of the Company, its subsidiaries and affiliates.  You further acknowledge and agree that Confidential Information includes, but is not limited to, the trade secrets, strategic plans, business plans, legal strategies, legal plans, software programs, financial data, customer lists, identities of customers and prospects, marketing plans, nonpublic financial information, any other information about the Company, its subsidiaries or affiliates which they designate as “confidential” and all other information about the Company, its subsidiaries and affiliates that is not generally known to the public.  Confidential Information does not include (a) information that is or becomes generally known to the public through no fault of your own or (b) information received by you from a third party without a duty of confidentiality.

At all times during your employment by the Company and continuing through the Separation Date, you will not copy or in any way use any Confidential Information for any purpose other than the discharge of your duties as an employee of the Company and you will not disclose any Confidential Information to any Person other than the officers, directors, employees and agents of the Company, its subsidiaries or affiliates without the Company’s prior consent.  The preceding sentence is not intended to and does not prevent you from making truthful statements when required by law or order of a court or government agency of competent jurisdiction.  If you receive legal process requiring such statements, you will promptly notify the Company and cooperate with the Company in seeking a protective order or taking other appropriate action with respect to such legal process.

Following the Separation Date, you will not disclose to any third party, or use any Confidential Information without the Company’s prior written consent.  The preceding sentence is not intended to and does not prevent you from making truthful statements when required by law or order of a court or government agency of competent jurisdiction.  If you receive legal process requiring such statements, you will promptly notify the Company and cooperate with the Company in seeking a protective order or taking other appropriate action with respect to such legal process.

On or before the Separation Date, you will deliver to the Company, and not keep or deliver to anyone else, any and all notes, files, memoranda, papers, electronic files and, in general, any and all physical material containing Confidential Information, including without limitation, any and all physical materials relating to the conduct of business of the Company or any subsidiary or affiliate of the Company which are in your possession, except for (a) any documents for which the Company or any subsidiary or affiliate of the Company has given written consent to removal at the time of the termination of your employment with the Company; and (b) your personal rolodex, phone book and similar items.  Following the Effective Date, you will not use any computer access code or password issued to or created by you during your employment and you will not access any computer or database in the possession, custody or control of the Company.

15.  General Release of Existing Claims

You (on your own behalf and on behalf of your successors, heirs, beneficiaries and permitted assigns) fully, finally and forever expressly waive, release and discharge the Company, its subsidiaries and affiliates and their officers, directors, employees and agents (“Releasees”) of and from any and all claims, causes of action, claims for damages and claims for relief of any kind or nature, whether known or unknown, asserted or unasserted, that you may have on or prior to the Separation Date which are connected in any way whatsoever with your employment with the Company, its subsidiaries or affiliates (“Existing Claims”).  You represent and warrant that this release is knowing and voluntary.

You understand and agree that the foregoing release includes, but is not limited to, any and all Existing Claims with respect to wages, bonuses, equity compensation, or any other form of incentive compensation, or employment benefits arising out of any oral or written contract or agreement (whether express or implied by operation of law or otherwise), any covenant of good faith and fair dealing (whether express or implied by operation of law or otherwise), any theory of wrongful discharge, any common law or statutory legal restriction on the Company’s or its subsidiaries’ or affiliates’ right to change or terminate employment, any federal, state or other governmental statute or ordinance or other legal limitation on the employment relationship, including without limitation, Title VII of the Civil Rights Act of 1964, the federal Age Discrimination in Employment Act, the federal American with Disabilities Act, the federal Family and Medical Leave Act, the federal Employee Retirement Income Security Act of 1974, the Washington State Law Against Discrimination, the Iowa Civil Rights Act, equivalent laws or regulations of any state within the United States and equivalent laws or regulations of any national or regional government or agency outside of the United States.

You also understand and agree that the foregoing release shall operate as a complete and total bar and defense to any Existing Claim that has or in the future may, directly or indirectly, be brought by you or your successors, heirs, or beneficiaries against the Releasees.

You represent and warrant that, as of the Separation Date, you have not directly or indirectly filed any complaints, charges or lawsuits against any Releasee with any governmental agency or any court within or outside of the United States, and you have not encouraged any such actions.  You also represent and warrant that you have not assigned any Existing Claim to any third party, and that no third party has any ownership interest or any lien of any kind or nature with respect to any Existing Claim.  You also hereby waive any right to become, and promise not to consent to become, a member of any class in a case in which claims are asserted against any Releasee that are related in any way to your employment or the termination of your employment with Company, and that involve events which have occurred as of the Separation Date. If, without your prior knowledge and consent, you are made a member of a class in any such proceeding, you agree to opt out of the class at the first opportunity afforded to you after you learn of your inclusion.  In this regard, you agree to execute, without objection or delay, an "opt-out" form presented to you either by the court in which such proceeding is pending or by counsel for Company if Company is made a defendant in any such proceeding.  You also agree that you will not share in any remedy sought in any court or administrative agency proceedings involving the matters released herein.

16.  Review Period

You have twenty-one (21) calendar days from the Separation Date plus an additional seven (7) calendar days to review, sign and return this Agreement to me (i.e., it must be signed and returned to me by January 16, 2009).  You are advised to consult with your private attorney prior to signing the Agreement.

17.  Revocation Period

If you sign this Agreement and return it to me by the date indicated in paragraph 16, you will have an additional seven (7) calendar days from the date you executed the Agreement to revoke it.  If you do not revoke the Agreement within such 7-day period, it will become binding, enforceable and irrevocable on the day after that revocation period expires.   If you desire to revoke the Agreement you must send me written notice within the 7-day period.

18.  Company Disclosures Relating To This Agreement

As you know, the Company is a publicly-traded company and may be required by law to publicly disclose the signing of this Agreement and some or all of its terms.  You agree that the Company may make such disclosures to the extent that the Company, in its sole discretion, deems necessary or appropriate to comply with the laws and regulations within or outside of the United States that apply to publicly-traded companies.

19.  Other Disclosures Relating To This Agreement

Following the Separation Date, you will not make any statements, whether oral or written, to any person or entity (other than your personal legal and financial advisers) concerning this Agreement without the Company’s prior written consent.  The preceding sentence is not intended to and does not prevent you from making truthful statements when required by law or order of a court or government agency of competent jurisdiction.  If you receive legal process requiring such statements, you will promptly notify the Company and cooperate with the Company in seeking a protective order or taking other appropriate action with respect to such legal process.

20.  Early Termination

(a) Notwithstanding any other provision of this Agreement, the Company has the right (but not the obligation) to immediately withhold any payments due to you in the future under any of the following circumstances:

(i) The Company determines, in its sole discretion, that you have directly or indirectly materially breached paragraphs 10 through 14 or paragraph 20 of this Agreement or that you are going to materially breach one or more of those paragraphs.

(ii) The Company determines, in its sole discretion, that the representations made by you in paragraph 15 of this Agreement were false as of the Separation Date.

(iii) The Company determines, in its sole discretion, that, during your employment with the Company, its subsidiaries or affiliates (whether such employment occurred before or after the Separation Date), you have directly or indirectly engaged in or that you are directly or indirectly engaging in conduct that constitutes a breach of fiduciary duty, actual or constructive fraud, gross negligence or willful misconduct which has or could cause economic harm to or damage the reputation of the Company, its subsidiaries or affiliates.

(iv) You are convicted (including without limitation by a plea of guilty or nolo contendere) of a felony involving actual or constructive fraud, theft, or moral turpitude while you were employed by the Company, its subsidiaries or affiliates (whether such misconduct occurred before or after the Separation Date).

(b) If the Company chooses to exercise its rights under paragraphs 20(a) of this Agreement, the other provisions of this Agreement will remain in full force and effect during your lifetime.

(c) The rights and remedies set forth in paragraph 21(a) are in addition to, and not in lieu of, any other right or remedy afforded the Company under any other provision of this Agreement or at law, in equity or otherwise.

21.  Enforcement of This Agreement

You agree that if you materially breach any provision in paragraphs 10 through 14 or paragraph 19 of this Agreement, the Company, its subsidiaries and its affiliates will sustain immediate and irreparable injury.  In the event of such a breach, the Company may file any claim for breach of or to enforce this Agreement in any court of law or tribunal of competent jurisdiction whether within or outside the United States.

Upon receiving actual notice of the Company’s action, you will waive and you will direct your attorneys to waive any and all challenges to jurisdiction, venue, service of process and, if the court or tribunal finds likelihood of success on the merits, you will agree and you will direct your attorneys to agree to the entry of a temporary restraining order, a preliminary injunction and a permanent injunction requiring full performance of paragraphs 10 through 14 or paragraph 19.

In addition, if the court or tribunal finds likelihood of success on the merits, the Company shall have the right, but not the obligation, to terminate this Agreement and shall be entitled to actual damages according to proof and reimbursement of the full reasonable attorneys’ fees and costs it incurred in bringing such action.

22.   Notices

Any and all notices, demands, or other communications required or desired to be given hereunder by any Party shall be in writing and shall be validly given or made to another Party if personally served or if sent by an established overnight delivery service for delivery the next business day to the addresses set out below.  If such notice or demand is served personally, notice shall be deemed constructively made at the time of such personal service.  If such notice, demand or other communication is sent by overnight delivery service such notice shall be conclusively deemed given three (3) days after it is sent.

If to Company:

Jeanne Lyon
Vice President, Human Resources
Intermec, Inc.
6001 36th Avenue West
Everett, WA 98203

With a copy to:

Janis L. Harwell
Senior Vice President, General Counsel and
Corporate Secretary
Intermec, Inc.
6001 36th Avenue West,
Everett, WA 98203

If to Lanny H. Michael:

Lanny H. Michael
20529 NE 126th Way
Woodinville, WA  98077

Any Party hereto may change its address for purposes of this paragraph 23 by written notice given in the manner provided above.

23.   Miscellaneous

(a)   Entire Agreement.  The Parties agree that this Agreement contains the entire agreement and understanding of the Parties with respect to your separation from the Company and that there are no promises or terms of the agreement between the Parties other than those expressly written in this Agreement.  Unless this Agreement expressly provides otherwise, this Agreement does not amend or modify any other agreements you entered into with the Company prior to the Separation Date.

(b)  Binding Effect.  This Agreement shall be binding on the Parties and their respective successors, heirs, beneficiaries, permitted assigns, subsidiaries and affiliates.

(c) Assignment.  No party may assign or otherwise transfer (by operation of law or otherwise) this Agreement without the prior written consent of the other party.

(d) Third Party Beneficiaries. This Agreement is only for the benefit of, and is only enforceable, by you and the Company, its subsidiaries and affiliates and their officers, directors, employees, agents, successors and assigns.  The Agreement is not intended to and shall not be construed to confer any right or benefit on any third party other than those identified in the preceding sentence.

(e) Severability.  If any provision or term of this Agreement is determined by a court of law or government tribunal to be unenforceable, then such unenforceable provision or term will be modified so as to make it enforceable, or if that is not possible, then it will be deleted from this Agreement, and the remaining part of the Agreement shall remain in full, force and effect.

(f) Amendments, Waivers and Modification.  No amendment, waiver or modification of this Agreement will be enforceable unless it is in writing, signed by authorized representatives of each of the Parties.

(g) Controlling Law.  To the extent not preempted by federal law, this Agreement will be interpreted, construed and enforced in all respects in accordance with the laws of the State of Washington, without reference to its choice of law or conflict of laws principles.

(h) Choice of Forum.  Unless paragraph 21 permits a party to select a different forum, no suit, action, proceeding or claim arising under or by reason of this Agreement will be brought by any party in any place other than courts located in Seattle, Washington and the Parties hereby irrevocably consent to the jurisdiction, service and venue of those courts with respect to such suits, actions, proceedings and claims.

(i) No Admission.  Nothing in this Agreement shall be construed as an admission by the Company or any Releasee with respect to any Existing Claim.

(j) Headings.  The headings to the various sections of this Agreement have been inserted for the convenience of the Parties only.  They shall not be used to interpret or construe the meaning of the terms and provisions of those sections.

(k) Counterparts.  This Agreement may be signed in counterparts and, subject to paragraph 18, when each party has signed a counterpart, the Agreement shall be final and binding upon the Parties.

25.  Additional Definitions

For purposes of this Agreement, the following definitions apply:

(a) “AIDC Industry” means companies that sell, offer to sell, lease or offer to lease in any geographic market (i) products that print, capture or collect data via automatic means (including but not limited to barcode, printing, scanning or imaging, radio frequency identification (“RFID”), smart cards, optical character recognition (“OCR”) or magnetic strips) and subsequently store such data on a microprocessor-controlled device (including but not limited to a computer) or (ii) RFID chips, RFID inserts or inlays, RFID tags, RFID printers or RFID readers or terminals.

(b) "Control" means beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934), directly or indirectly of fifty percent (50%) or more of the direct or indirect combined voting power of a Person’s then outstanding voting equity generally entitled to vote in the election of directors (or other participants of the managing authority), or (ii) acquiring actual control of the operations of a Person, whether by means of contract or otherwise; (ii) acquiring control through a merger or consolidation involving Person if the equity holders of that Person immediately before such merger or consolidation, as a result of and after such merger or consolidation, own, directly or indirectly, less than fifty percent (50%) of the combined voting power of the then outstanding voting securities generally entitled to vote in the election of directors (or other participants in the managing authority) of the entity surviving or resulting from such merger or consolidation; or (iii) acquiring control of a Person through the purchase or other acquisition of all or substantially all of the assets of that Person.

(c) “Effective Date” means December 18, 2008.

(d) “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof, whether for profit or not-for-profit.

(e) “Tier I Companies” means Symbol Technologies, Inc.,  Zebra Technologies Corp., Honeywell, Impinj, Inc., Applied Wireless Identifications, Inc., Alien Technology Corporation, Motorola, Inc., and their subsidiaries, affiliates and successors thereof (including any Person that obtains Control of any such Tier I Company).

(f)  “Tier II Companies” means value-added resellers in the AIDC Industry.

Lanny, if you agree with the terms and conditions set forth above, please sign two copies of the Agreement in the space provided below and return one signed original to Janis Harwell for our files.  Please maintain the second copy for your own records.

Sincerely,

/s/ Jeanne Lyon

Jeanne Lyon
Vice President, Human Resources

I acknowledge that this Agreement is written in a manner that is readily understandable, that I have read it and understand it.  By signing below I accept the terms and conditions of this Agreement.

__/s/ Lanny H. Michael___________________                                                                                                           __1/12/2009_______
Lanny H. Michael                                                                                     Date